Exhibit 99.1

Conference Call and Webcast

Today, August 3, 2023 at 11:00 a.m. ET

877-407-4018 or 201-689-8471, conference ID 13739796 or

www.bbgi.com

Replay information provided below

CONTACT:
B. Caroline Beasley	Joseph Jaffoni, James Leahy
Chief Executive Officer	JCIR
Beasley Broadcast Group, Inc.	212/835-8500 or bbgi@jcir.com
239/263-5000 or ir@bbgi.com

BEASLEY BROADCAST GROUP REPORTS SECOND QUARTER REVENUE OF $63.5 MILLION

14.8% Digital Revenue Growth and Expense Management Lead to a $4.1 Million Reduction in Net Loss and a 16.8% Increase in Adjusted EBITDA

NAPLES, Florida, August 3, 2023 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI) (“Beasley” or the “Company”), a multi-platform media company, today announced operating results for the three-month period ended June 30, 2023. For further information, the Company has posted a presentation to its website regarding the second quarter highlights and accomplishments which management will review on today’s conference call.

Summary of Second Quarter and Year-to-Date Results

In millions, except per share data	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net revenue	$63.5	$64.8	$121.2	$120.5
Operating loss [1]	(4.5)	(4.5)	(4.1)	(7.3)
Net loss [1]	(10.4)	(14.5)	(14.0)	(18.0)
Net loss per diluted share [1]	$(0.35)	$(0.49)	$(0.47)	$(0.61)
Adjusted EBITDA (non-GAAP)	7.7	6.6	10.4	8.1

1.
Operating loss, net loss and net loss per diluted share for the three and six months ended June 30, 2023 include $10.0 million of non-cash impairment losses. Operating loss, net loss and net loss per diluted share in the three and six months ended June 30, 2022 reflect $8.6 million and $10.5 million, respectively of non-cash impairment losses.

Net revenue during the three months ended June 30, 2023 decreased 2.1% to $63.5 million, primarily reflecting a year-over-year decline in audio revenue largely due to a decrease in agency revenue, which offset an increase in digital revenue.

Despite a 4.3% year-over-year decline in operating expenses and flat corporate expenses compared to the second quarter of 2022, Beasley reported a 2023 second quarter operating loss of $4.5 million in the second quarter of 2023 compared to an operating loss of $4.5 million in the second quarter of 2022. The second quarter of 2023 operating loss largely reflects the impact of $10.0 million of non-cash impairment losses compared to $8.6 million of non-cash impairment losses in the second quarter of 2022.

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Beasley Broadcast Group, 8/3/23	page 2

Beasley reported a net loss of $10.4 million, or $0.35 per diluted share, in the three months ended June 30, 2023, compared to a net loss of $14.5 million, or $0.49 per diluted share, in the three months ended June 30, 2022. The net loss in both period primarily reflects the aforementioned impairment charges and other items discussed above.

Adjusted EBITDA (a non-GAAP financial measure) increased 16.8% to $7.7 million in the second quarter of 2023 compared to Adjusted EBITDA of $6.6 million in the second quarter of 2022. The increase is primarily attributable to lower operating expenses as a percentage of net revenue compared to the prior-year period.

Please refer to the “Calculation of Adjusted EBITDA” and “Reconciliation of Net Loss to Adjusted EBITDA” tables at the end of this release.

Commenting on the financial results, Caroline Beasley, Chief Executive Officer, said, “Despite ongoing challenges related to the economy and softness in the national spot market, Beasley’s successful digital transformation, continued local audio leadership and revenue diversification initiatives, combined with our proactive initiatives to reduce expenses, resulted in net loss declining by more than $4.0 million in both the quarter and year-to-date periods, compared to the same periods in 2022, as well as quarterly Adjusted EBITDA growth of 16.8% and 2023 year-to-date Adjusted EBITDA growth of 28.1%.

“During the quarter, we made additional progress with reducing leverage and strengthening our balance sheet as we repurchased another $3 million of our debt at a discount and lowered quarterly interest expense which support our goal to drive cash flow growth. We are generating cash from operations, and we expect to continue to generate positive cash flow for the full year.

“Our digital strategy delivered second quarter digital revenue growth of 14.8% year-over-year, and accounted for 19.4% of total second quarter revenue. Our digital revenue is primarily derived from our owned and operated assets, with our proprietary content creation driving the largest increase with the best margins and third-party products that come with a higher cost. Our talented sales teams have been able to combine our over-the-air and digital platform offerings to create marketing campaigns and brand solutions that provide great results for our clients. Our continued strong digital revenue growth has moved us to within a few basis points of reaching the bottom end of our goal of digital revenue accounting for 20% to 30% of total revenue and we remain laser focused on this initiative as a means to diversify and complement revenue in a cash flow positive manner.

“Total outstanding debt as of June 30, 2023 was $287.0 million, and second quarter interest expense declined slightly to $6.7 million. Beasley had $35.5 million of cash and cash equivalents on hand at quarter end. Our current cash balance provides us the flexibility to continue to opportunistically reduce our debt, leverage, and interest expense. We are hyper focused on this, as it both increases cash flow and de-risks our equity.

“In summary, the experience of our team and strong competitive positions in our markets combined with the meaningful actions we have taken to reduce costs and improve operating efficiencies were again evident in the strength of our second quarter results. Looking ahead, we are closely monitoring local and national economies and believe that our current operating structure will result in positive cash flow for the balance of the year and for the full year 2023.”

Conference Call and Webcast Information

The Company will host a conference call and webcast today, August 3, 2023, at 11:00 a.m. ET to discuss its financial results and operations. To access the conference call, interested parties may dial 877-407-4018 or 201-689-8471, conference ID 13739796 (domestic and international callers). Participants can also listen to a live webcast of the call at the Company’s website at www.bbgi.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the webcast can be accessed for five days on the Company’s website, www.bbgi.com.

Questions from analysts, institutional investors and debt holders may be e-mailed to ir@bbgi.com at any time up until 9:00 a.m. ET on Thursday, August 3, 2023. Management will answer as many questions as possible during the conference call and webcast (provided the questions are not addressed in their prepared remarks).

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Beasley Broadcast Group, 8/3/23	page 3

About Beasley Broadcast Group

Beasley Broadcast Group, Inc. (www.bbgi.com) was founded in 1961 and owns 61 AM and FM stations in 14 large- and mid-size markets in the United States. Beasley reaches approximately 29 million unique consumers weekly over-the-air, online and on smartphones and tablets, and millions regularly engage with the Company’s brands and personalities through digital platforms such as Facebook, Twitter, text, apps and email. For more information, please visit www.bbgi.com.

For further information, or to receive future Beasley Broadcast Group news announcements via e-mail, please contact Beasley Broadcast Group, at 239-263-5000 or email@bbgi.com, or Joseph Jaffoni, JCIR, at 212-835-8500 or bbgi@jcir.com.

Definitions

EBITDA is defined as net income (loss) before interest income or expense, income tax expense or benefit, depreciation, and amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain, non-operating or other items that we believe are not indicative of the performance of our ongoing operations, such as impairment losses, other income or expense, or equity in earnings of unconsolidated affiliates. See “Reconciliation of Net Loss to Adjusted EBITDA” for additional information.

Adjusted EBITDA can also be calculated as net revenue less operating and corporate expenses. We define operating expenses as cost of services and selling, general and administrative expenses. Corporate expenses include general and administrative expenses and certain other income and expense items not allocated to the operating segments.

Adjusted EBITDA is a measure widely used in the media industry. The Company recognizes that because Adjusted EBITDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. However, management believes that Adjusted EBITDA provides meaningful information to investors because it is an important measure of how effectively we operate our business and assists investors in comparing our operating performance with that of other media companies.

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “looking ahead,” “intends,” “believes,” “expects,” “seek,” “will,” “should,” or variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (“SEC”) including its annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including:

•
external economic forces and conditions that could have a material adverse impact on our advertising revenues and results of operations;
•
the ability of our stations to compete effectively in their respective markets for advertising revenues;
•
our ability to develop compelling and differentiated digital content, products and services;
•
audience acceptance of our content, particularly our audio programs;
•
our ability to respond to changes in technology, standards and services that affect the audio industry;
•
our dependence on federally issued licenses subject to extensive federal regulation;
•
actions by the FCC or new legislation affecting the audio industry;
•
increases to royalties we pay to copyright owners or the adoption of legislation requiring royalties to be paid to record labels and recording artists;

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Beasley Broadcast Group, 8/3/23	page 4

•
our dependence on selected market clusters of stations for a material portion of our net revenue;
•
credit risk on our accounts receivable;
•
the risk that our FCC licenses and/or goodwill could become impaired;
•
our substantial debt levels and the potential effect of restrictive debt covenants on our operational flexibility and ability to pay dividends;
•
the potential effects of hurricanes on our corporate offices and stations;
•
the failure or destruction of the internet, satellite systems and transmitter facilities that we depend upon to distribute our programming;
•
disruptions or security breaches of our information technology infrastructure and information systems;
•
the loss of key personnel;
•
our ability to integrate acquired businesses and achieve fully the strategic and financial objectives related thereto and their impact on our financial condition and results of operations;
•
the fact that our Company is controlled by the Beasley family, which creates difficulties for any attempt to gain control of our Company; and
•
other economic, business, competitive, and regulatory factors affecting our businesses, including those set forth in our filings with the SEC.

Our actual performance and results could differ materially because of these factors and other factors discussed in our SEC filings, including but not limited to our annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of August 3, 2023 and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

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Beasley Broadcast Group, 8/3/23	page 5

BEASLEY BROADCAST GROUP, INC.

Condensed Consolidated Statements of Comprehensive Loss - Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Net revenue	$63,461,723	$64,810,450	$121,240,843	$120,530,718
Operating expenses:
Operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below)	51,327,562	53,626,592	101,981,217	103,636,141
Corporate expenses (including stock-based compensation)	4,405,031	4,567,470	8,888,126	8,800,930
Depreciation and amortization	2,195,985	2,451,102	4,425,310	4,967,002
Impairment loss	10,041,000	8,619,097	10,041,000	10,476,323
Total operating expenses	67,969,578	69,264,261	125,335,653	127,880,396
Operating loss	(4,507,855)	(4,453,811)	(4,094,810)	(7,349,678)
Non-operating income (expense):
Interest expense	(6,724,469)	(6,823,217)	(13,318,321)	(13,672,254)
Other income, net	36,735	190,210	577,250	191,082
Loss before income taxes	(11,195,589)	(11,086,818)	(16,835,881)	(20,830,850)
Income tax expense (benefit)	(821,836)	3,554,469	(2,985,819)	(2,621,977)
Loss before equity in earnings of unconsolidated affiliates	(10,373,753)	(14,641,287)	(13,850,062)	(18,208,873)
Equity in earnings of unconsolidated affiliates, net of tax	(56,876)	186,570	(117,133)	163,226
Net loss	$(10,430,629)	$(14,454,717)	$(13,967,195)	$(18,045,647)
Basic and diluted net loss per share	$(0.35)	$(0.49)	$(0.47)	$(0.61)
Basic and diluted common shares outstanding	29,853,144	29,418,951	29,819,638	29,395,003

Selected Balance Sheet Data - Unaudited

(in thousands)

	June 30,	December 31,
	2023	2022
Cash and cash equivalents	$35,491	$39,535
Working capital	43,672	48,966
Total assets	698,426	714,943
Long-term debt, net of unamortized debt issuance costs	283,249	285,473
Stockholders' equity	$209,809	$223,489

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Beasley Broadcast Group, 8/3/23	page 6

Selected Statement of Cash Flows Data – Unaudited

	Six months ended
	June 30,
	2023	2022
Net cash provided by operating activities	$23,711	$6,751,546
Net cash used in investing activities	(2,016,185)	(7,301,590)
Net cash used in financing activities	(2,051,517)	(4,910,152)
Net decrease in cash and cash equivalents	$(4,043,991)	$(5,460,196)

Calculation of Adjusted EBITDA – Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Net revenue	$63,461,723	$64,810,450	$121,240,843	$120,530,718
Operating expenses	(51,327,562)	(53,626,592)	(101,981,217)	(103,636,141)
Corporate expenses	(4,405,031)	(4,567,470)	(8,888,126)	(8,800,930)
Adjusted EBITDA	$7,729,130	$6,616,388	$10,371,500	$8,093,647

Reconciliation of Net Loss to Adjusted EBITDA – Unaudited

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Net loss	$(10,430,629)	$(14,454,717)	$(13,967,195)	$(18,045,647)
Interest expense	6,724,469	6,823,217	13,318,321	13,672,254
Income tax expense (benefit)	(821,836)	3,554,469	(2,985,819)	(2,621,977)
Depreciation and amortization	2,195,985	2,451,102	4,425,310	4,967,002
EBITDA	(2,332,011)	(1,625,929)	790,617	(2,028,368)
Impairment losses	10,041,000	8,619,097	10,041,000	10,476,323
Other income, net	(36,735)	(190,210)	(577,250)	(191,082)
Equity in earnings of unconsolidated affiliates, net of tax	56,876	(186,570)	117,133	(163,226)
Adjusted EBITDA	$7,729,130	$6,616,388	$10,371,500	$8,093,647

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